                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Del Webb Corporation
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement no.:

     (3) Filing Party:

     (4) Date Filed:

                                [DEL WEBB LOGO]
                                PHOENIX, ARIZONA

    ------------------------------------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
    ------------------------------------------------------------------------

                                NOVEMBER 4, 1999
    ------------------------------------------------------------------------

                           NOTICE AND PROXY STATEMENT
    ------------------------------------------------------------------------

                                [DEL WEBB LOGO]
                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

                                NOVEMBER 4, 1999
                         ------------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders (the "Annual Meeting") of DEL WEBB CORPORATION, a Delaware corporation (the "Company"), will be held at Hotel Sofitel, 5550 North River Road, Rosemont, Illinois 60018, on Thursday, November 4, 1999, at 9:00 a.m., Central Standard Time, for the purposes of:

        1. Electing four Class III Directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2002 or until their successors have been duly elected and qualified;

        2. Ratifying the appointment of KPMG LLP as the principal independent public accounting firm of the Company for the year ending June 30, 2000; and

        3. Transacting such other business as may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on September 7, 1999 as the Record Date for shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     IN ORDER THAT ADEQUATE PREPARATIONS MAY BE MADE FOR THE ANNUAL MEETING, PLEASE MARK YOUR PROXY IF YOU WISH TO ATTEND. A MEETING ATTENDANCE CARD WILL BE MAILED TO YOU PROMPTLY TO FACILITATE YOUR ATTENDANCE.

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT IN THE ACCOMPANYING ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE AS DESCRIBED IN THE INSTRUCTIONS ON THE PROXY CARD. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY VOTING IN PERSON AT THE ANNUAL MEETING, OR BY SUBMITTING A LATER DATED PROXY BY MAIL OR USING THE TELEPHONE VOTING PROCEDURES.

                                          On Behalf of the Board of Directors

                                                DONALD V. MICKUS
                                                Vice President,
                                            Secretary and Treasurer
Phoenix, Arizona
Dated: September 28, 1999

                                [DEL WEBB LOGO]
                             6001 NORTH 24TH STREET
                             PHOENIX, ARIZONA 85016
                                  602-808-8000

                         ------------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON NOVEMBER 4, 1999

                         ------------------------------

SOLICITATION OF PROXY

     This Proxy Statement has been prepared in connection with the Board of Directors' solicitation of the enclosed proxy for the 1999 Annual Meeting of Shareholders of Del Webb Corporation, a Delaware corporation (the "Company"), to be held on November 4, 1999, at 9:00 a.m., Central Standard Time, at Hotel Sofitel, 5550 North River Road, Rosemont, Illinois 60018. The solicitation of the enclosed form of proxy is made by the Board of Directors of the Company and the cost of the solicitation will be borne by the Company. The Proxy Statement has been furnished to the record holders of shares of common stock, $.001 par value, of the Company (the "Common Stock") at the close of business on September 7, 1999 (the "Record Date"). The accompanying Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy are being mailed on or about September 28, 1999 to holders of shares of Company Common Stock on the Record Date.

     The Annual Meeting is for the purposes of:

        1. Electing four Class III Directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2002 or until their successors have been duly elected and qualified;

        2. Ratifying the appointment of KPMG LLP as the principal independent public accounting firm of the Company for the year ending June 30, 2000; and

        3. Transacting such other business as may properly come before the Annual Meeting.

INFORMATION AS TO VOTING SECURITIES

     As of the Record Date, the outstanding securities of the Company entitled to a vote at the meeting consisted of 18,225,693 shares of Common Stock, each share being entitled to one vote.

     A majority of the outstanding shares entitled to vote shall constitute a quorum for the conduct of business.

ACTION TO BE TAKEN UNDER THE PROXIES

     If the enclosed proxy is properly returned by dating, signing, and mailing, or the proxy is voted properly using the telephone voting procedures, and choices are specified, the shares represented thereby will be voted at the Annual Meeting in accordance with those instructions. If no instructions are given with respect to the matters to be acted on, the persons acting under the proxies will vote the shares represented thereby in favor of the election of the nominees for directors named herein; in favor of ratification of the appointment of KPMG LLP as the principal independent public accounting firm of the Company for the year ending June 30, 2000; and at their discretion as to such other business as may come before the meeting or any adjournment thereof. The Board of Directors is not aware of any other business to be brought before the meeting. If other proper matters or matters of which the Board is not aware a reasonable time prior to the meeting are introduced, then, to the extent permissible by law, the persons named in the enclosed proxy will vote the shares they represent in accordance with their judgment.

     The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present and entitled to vote with respect to that matter, but will be considered present and entitled to vote for determining the presence of a quorum. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions. Although there are no controlling precedents under Delaware law regarding the treatment of such broker votes in certain circumstances, the Company intends to apply the principles set forth herein.

     Election of Directors: Directors are elected by a plurality and the four nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

     Ratification of Appointment of KPMG LLP: To be ratified, this matter must receive the affirmative vote of the majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker non-votes have the effect of negative votes.

     All shareholders with valid meeting attendance cards will be admitted to the Annual Meeting. Shareholders who have beneficial ownership of Common Stock that is held by a bank or broker (often referred to as "holding in street name") should bring account statements or letters from their banks or brokers indicating that they owned Company Common Stock as of the Record Date. Accordingly, if you plan to attend the meeting, please mark the box provided on your proxy card so that we may send you an attendance card. If you vote by telephone, you can request an attendance card when you vote. Shareholders also may obtain an attendance card by submitting a written request to the Secretary of the Company.

     A shareholder executing and returning a proxy has the power to revoke it at any time prior to the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by voting in person at the meeting, or by submitting a later dated proxy by mail or using the telephone voting procedures as described on the proxy card.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     The Board has nominated the four directors named below to serve three-year terms as Class III Directors. The election of the nominees requires a plurality of the votes cast with a quorum present.

                       THE BOARD OF DIRECTORS RECOMMENDS
               A VOTE "FOR" ELECTION OF THE CLASS III DIRECTORS.

DIRECTORS AND NOMINEES

     The Board of Directors currently has ten members, three members in Class I, three members in Class II, and four members in Class III. At the Annual Meeting of Shareholders on November 4, 1999, four directors in Class III will be elected to serve until the Annual Meeting of Shareholders in 2002, or until their successors are elected and qualified.

     It is not anticipated that any nominee for election as a director will become unable to accept nomination but, if such an event should occur, the person or persons acting under the proxies will vote for a substitute nominee designated by the Board of Directors or the remaining nominees if no substitute is nominated.

                             NOMINEES FOR ELECTION
                    FOR TERM EXPIRING AT 2002 ANNUAL MEETING
                                   CLASS III

     PHILIP J. DION, 54, has been the Company's Chairman of the Board and Chief Executive Officer since 1987. Mr. Dion joined the Company in 1982 and held various positions in the Company until his appointment as Chairman of the Board and Chief Executive Officer. Mr. Dion is a director of Boyd Gaming Corporation.

     MICHAEL O. MAFFIE, 51, a director of the Company since 1997, has served as President and Chief Executive Officer of Southwest Gas Corporation since 1993 and is also a member of its Board of Directors. Mr. Maffie has held various executive positions with Southwest Gas since 1978, including President and Chief Operating Officer from 1988 to 1993. Mr. Maffie is a director of Boyd Gaming Corporation.

     J. RUSSELL NELSON, 69, a director of the Company since 1983, was Dean of Business and Administration of the University of Colorado from 1989 until his retirement in 1992 and was President of Arizona State University from 1981 to 1989.

     PETER A. NELSON, 67, a director since 1984, was Senior Vice President of Marketing of McDonald's Corporation from 1984 until his retirement in 1990.

                              CONTINUING DIRECTORS
                    FOR TERM EXPIRING AT 2000 ANNUAL MEETING
                                    CLASS I

     LEROY C. HANNEMAN, JR., 52, a director since May 1998, was named the Company's President and Chief Operating Officer in May 1998. Mr. Hanneman joined the Company in 1972 and held various positions in the Company, including Executive Vice President from 1996 to 1998, until his appointment as President and Chief Operating Officer.

     GLENN W. SCHAEFFER, 45, a director of the Company since 1997, has served as President and Chief Financial Officer of Mandalay Resort Group (formerly named Circus Circus Enterprises, Inc.) since 1995 and served as President, Chief Financial Officer and Treasurer from 1984 until his departure in 1993. Prior to returning to Mandalay Resort Group in 1995, Mr. Schaeffer was a principal with Goldstrike Resorts from 1993 to 1995. Mr. Schaeffer is also a director of Mandalay Resort Group and Weider Nutrition International, Inc.

     C. ANTHONY WAINWRIGHT, 66, a director of the Company since 1988, has been Vice Chairman of McKinney and Silver since 1997. From 1995 until 1997, Mr. Wainwright was Chairman of the advertising agency of Harris, Drury, Cohen, Inc. From 1989 until 1995, Mr. Wainwright was Vice Chairman of the advertising agency of Campbell-Mithun-Esty and Chairman of Compton/Saatchi & Saatchi. Mr. Wainwright is a director of American Woodmark Corporation, Gibson Greetings, Inc., Caribiner International, Advanced Polymer Systems, Inc., Marketing Services Group, Inc, and Danka Business Systems PLC.

                              CONTINUING DIRECTORS
                    FOR TERM EXPIRING AT 2001 ANNUAL MEETING
                                    CLASS II

     D. KENT ANDERSON, 58, a director of the Company since 1994, has served as Executive Banking Officer of Compass Bank since 1996. He served as Chairman of the Board and Chief Executive Officer of Post Oak Bank from 1991 until 1996. Mr. Anderson is an advisory director of Compass Bank and a director of Sam Houston Race Park.

     MICHAEL E. ROSSI, 55, a director of the Company since 1994, was Vice Chairman of BankAmerica Corporation from 1991 until his retirement in 1997. Mr. Rossi is a director of United Pacific Resources.

     SAM YELLEN, 68, a director of the Company since 1991, was a partner with KPMG Peat Marwick LLP from 1968 until his retirement in 1990. Mr. Yellen is a director of Downey Financial Corporation and LTC Properties, Inc.

MEETINGS OF THE BOARD OF DIRECTORS

     During the fiscal year ending June 30, 1999, the Board of Directors held five meetings. All members of the Board attended more than 75% of the meetings of the Board and the committees on which they serve.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors appoints an Audit Committee, Executive Committee, Finance Committee, Human Resources Committee, and Nominating Committee.

     Audit Committee. None of the members of the Audit Committee is an employee of the Company. The Audit Committee makes recommendations to the Board concerning the selection of independent auditors, reviews the scope and results of independent and internal audits, and monitors the sufficiency of internal auditing, accounting and financial controls. In addition, the Audit Committee monitors the Company's Code of Conduct, which is administered by the Company's Ethics Committee. The Audit Committee held three meetings during the year ended June 30, 1999.

     Executive Committee. The Executive Committee acts on Board matters that arise between meetings of the full Board of Directors. The Executive Committee did not meet during the year ended June 30, 1999.

     Finance Committee. The Finance Committee is responsible for oversight of all corporate financial matters including the following: the Company's capital structure; the Company's financial performance; management's expenditure limits; annual operating budgets; financial arrangements with respect to mergers and acquisitions of business units; the Company's dividend policy; policies of short-term investments; external relationships with bankers and other financial third parties; financial covenants; and insurance and bonding programs. The Finance Committee held four meetings during the year ended June 30, 1999.

     Human Resources Committee. The Human Resources Committee functions as the Company's compensation committee and is responsible for reviewing and recommending for approval by the Board of Directors the compensation of executives with a base pay in excess of $200,000, including such employees' participation in stock option and restricted stock plans and incentive plans. The Human Resources Committee also reviews the compensation, benefits (including executive perquisites), management development, organizational development, and affirmative action policies and programs of the Company. Certain employee benefit plans may also be submitted by the Human Resources Committee to the Board for its approval, review, and final determination. The Human Resources Committee held three meetings during the year ended June 30, 1999.

     Nominating Committee. The Nominating Committee reviews and recommends changes in the size and composition of the Board of Directors and evaluates and recommends candidates for election to the Board of Directors and appointment to Board committees. The Nominating Committee will consider proposals for nomination from shareholders that are made in writing to the Secretary, that are timely and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to his or her qualifications. The Nominating Committee held one meeting during the year ended June 30, 1999.

     The composition of each committee currently is as follows:

AUDIT COMMITTEE           EXECUTIVE COMMITTEE
------------------------- -------------------------
Sam Yellen*               Peter A. Nelson*
Michael E. Rossi          Philip J. Dion

HUMAN RESOURCES COMMITTEE FINANCE COMMITTEE         NOMINATING COMMITTEE
------------------------- ------------------------- --------------------------
Peter A. Nelson*          J. Russell Nelson*        J. Russell Nelson*
Michael O. Maffie         D. Kent Anderson          C. Anthony Wainwright
C. Anthony Wainwright     LeRoy C. Hanneman, Jr.    Sam Yellen
                          Glenn W. Schaeffer        Philip J. Dion, Ex-Officio

       ----------------------
       * Chair.

COMPENSATION OF DIRECTORS

     Directors who are not officers of the Company receive an annual retainer of $24,000, a meeting fee of $2,000 for each meeting of the Board and a meeting fee of $1,000 for each meeting of a committee thereof. A director who serves as Chair of the Audit, Finance or Human Resources Committee receives an additional $5,000 annually, and a director who serves as Chair of the Nominating Committee or the Executive Committee receives an additional $2,500 annually.

Directors who are not officers and who devote time to committee-related activities other than attendance at meetings may be paid a per diem fee equal to the meeting fee for such additional service.

     Nonemployee directors of the Company are eligible to participate in various director stock option plans. These plans provide for the automatic annual grant of options to purchase shares of Common Stock to each eligible nonemployee director and provide the opportunity for nonemployee directors to defer all or a portion of their annual retainer into stock options and/or restricted stock. The automatic annual grants are made at the fair market value on the date of grant, November 20 of each calendar year, and the annual amount granted to each nonemployee director under the plans may not exceed an aggregate of 2,000 shares of Common Stock. In addition, discretionary option grants may be made to nonemployee directors and an automatic grant of options to purchase 6,000 shares of Common Stock is made when a nonemployee director is newly appointed. Each option expires on the tenth anniversary of the date of grant. One-third of the options vest on each of the first, second and third anniversaries of the date of grant.

     On or before December 31 of each year, each nonemployee director has the ability to elect to exchange any portion or all of his or her annual retainer for the fiscal year commencing on July 1 of the next calendar year for stock options or restricted stock. The election is irrevocable for the period made. Each director may also elect to defer up to 100% of his or her annual retainer and meeting fees under the Del Webb Corporation Deferred Compensation Plan. Under this plan, the irrevocable deferral election must be made on or before December 15 each year in order to be in effect for the following calendar year.

                      REPORT OF HUMAN RESOURCES COMMITTEE
                           OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     The executive compensation policies of the Company have been developed to further the Company's strategic mission of being a leader in the industries in which it participates and maximizing shareholder value. To meet these business objectives, the Company maintains a policy that the compensation of all executive officers should emphasize the relationship between pay and performance by including variable, at-risk compensation that depends upon the financial performance and the strategic positioning of the Company. To this end, the Company provides compensation levels necessary to attract and retain high-quality executives, to motivate key executives to achieve or exceed corporate financial and operational goals, and to contribute to the short- and long-term interests of shareholders.

     The Human Resources Committee (for purposes of the Report of Human Resources Committee only, the "Committee") of the Board of Directors oversees the Company's executive compensation program for executives with a base pay in excess of $200,000, evaluates the performance of corporate officers, and considers management succession and related matters. The Committee reviews with the Board the compensation for the Chief Executive Officer, Chief Operating Officer, and all other executives. The Committee currently is comprised of three independent, nonemployee directors.

     The Company's executive compensation program consists of two key elements:
(1) an annual component, which consists of base salary and an annual bonus; and
(2) a long-term component, which consists of grants of stock options and shares of restricted stock and participation in the Company's retirement programs, including the Company's Supplemental Executive Retirement Plans described in "Supplemental Retirement Plans" below. The policies with respect to each of these elements, as well as the basis for determining the compensation of Messrs. Dion and Hanneman, are described below.

                                ANNUAL COMPONENT

BASE SALARY

     The Committee reviews each executive's base salary. Base salaries for executive officers are determined by evaluating each individual's performance, experience, and level of responsibility in comparison to similar positions within the Company and in the homebuilding industry. In establishing salaries for fiscal 1999, the Committee considered each executive's contributions during the past fiscal year and the competitive market for equally qualified executives. In fiscal 1999, the Committee authorized increases in the base salaries of the executive officers listed in the Summary Compensation Table on page 10 other than Mr. Dion. Mr. Hanneman received base salary adjustments aggregating $325,962, which resulted in a total salary increase of 101% from fiscal 1998 to fiscal 1999. The base salaries of the other three executive officers increased in the range of 1% to 24% from fiscal 1998 to fiscal 1999.

     Mr. Dion's base salary for the year ended June 30, 1999, was established under the terms of an Employment and Consulting Agreement dated July 10, 1996, which provides for a base salary of $500,000. See "Compensation of Executive Officers -- Employment Agreements." Mr. Dion's base salary was below the average of the base compensation of the chief executive officers of the nine homebuilding companies included in the Composite Index described on page 16 (the "Peer Group").

ANNUAL BONUS

     The Company's annual bonus awards are a significant component of executive compensation, reflecting the Company's belief that compensation should be linked to performance. Under the Del Webb Corporation Management Incentive Plan, annual bonuses paid to executives employed at the corporate headquarters, other than Messrs. Dion and Hanneman, are based on the financial performance (consolidated net earnings and cash flow) of the entire Company. Executives assigned to operations are evaluated upon both the financial performance (project cash flow and net earnings) of the operating community or division to which the executives are assigned and the financial performance of the entire Company. The Committee predetermines target annual bonuses for each executive, and for fiscal 1999 these target bonuses for the named executive officers, other than Messrs. Dion and Hanneman, were set at 65% of the executives' annual base salary. In years in which the Company's financial performance (including cash flow and net earnings) exceeds target performance, an executive could earn an annual bonus of up to 200%, or more at the discretion of the Committee, of the target amount; however, in the years in which the Company's financial performance does not meet target performance, bonus payments can be reduced or eliminated. In fiscal 1999, annual bonuses paid to Ms. Mariucci, Mr. Pankratz, and Mr. Spencer represented 128% to 146% of their base salary for fiscal 1999.

     Mr. Dion received an annual bonus under the Del Webb Corporation Executive Incentive Plan of $2,000,000 which, together with his base salary, represented an increase of 32% in Mr. Dion's aggregate cash compensation for fiscal 1999 as compared to fiscal 1998. Mr. Hanneman also received an annual bonus under the Executive Incentive Plan of $750,000 which, together with his base salary, represented an increase of 80% in Mr. Hanneman's aggregate cash compensation for fiscal 1999 as compared to fiscal 1998. The Executive Incentive Plan, which was designed so that awards could be tax-deductible for the Company under Section 162(m) of the Internal Revenue Code, was adopted by the Board of Directors and approved by the Company's shareholders in 1995.

     The Committee established three criteria at the beginning of fiscal year 1999 to use in evaluating both Messrs. Dion's and Hanneman's performance under the Executive Incentive Plan: (i) after-tax earnings of the Company; (ii) net margin percentage achieved for the 1999 fiscal year financial results; and (iii) the Company's ranking within the Peer Group for return on equity. Based upon these criteria, the maximum performance award that could have been made to Messrs. Dion and Hanneman was $2,000,000 and $750,000, respectively. In setting the actual bonus award at $2,000,000 and $750,000, the Committee considered that fiscal year 1999 was the best year in the history of the Company in terms of sales, operating earnings, net earnings and earnings per share, with fiscal 1999 home sales 30% above those of the previous year. Excluding the SFAS 121 writedown in fiscal year 1996, fiscal year 1999 was the fifth consecutive year of record earnings from continuing operations. The Committee also considered certain qualitative factors, such as Messrs. Dion's and Hanneman's vision and long-term focus on running the Company, their respective leadership in the development and growth of the Company management team, and their respective accomplishment of major strategic objectives, including the opening of four major new communities:

     - Sun City at Huntley, the Company's first four-season active adult community;

     - Sun City Lincoln Hills, the successor to Sun City Roseville;

     - Anthem Las Vegas, a master planned community with active-adult, country club and family communities; and

     - Anthem Arizona, a master planned community including country club and family communities.

                             LONG-TERM COMPENSATION

STOCK OPTIONS AND RESTRICTED STOCK

     Long-term compensation comprises a substantial portion of total executive compensation in order to retain executives, motivate them to improve the long-term value of the Company's stock, and to further the Company's objective of linking compensation to performance. Long-term incentive compensation includes both stock options and shares of restricted stock, which contain vesting and restriction periods that are conditioned upon the executive's continued employment and, with respect to certain restricted stock awards, partially conditioned on the Company's achievement of performance goals. Consequently, the Company is able to maintain a cohesive management team and to focus management's attention on the long-term interests of the Company and the shareholders. When awarding long-term compensation, the Committee examines the executive's level of responsibility, prior compensation, previous long-term incentive awards, individual performance criteria, and industry practices relating to similar compensation. Stock options directly link executive rewards to the stock market's assessment of the Company's success, while restricted stock provides a strong retention device as well as an effective method for increasing executive stock ownership, thus encouraging a personal proprietary interest, close identification with the Company and an alignment of interests with those of the shareholders.

     Grants of stock options and restricted stock are made under various stock plans, each of which has been approved by the Company's Board of Directors and shareholders. All stock options granted to the named executive officers during fiscal 1999 were granted at the market price at the time of grant with vesting over five years and will have value only if the price of the Company's Common Stock increases. All shares of restricted stock granted to the named executive officers, other than Mr. Dion, during fiscal 1999 contain certain performance goals. If these performance goals are not met by the fifth anniversary of the date of grant, fifty percent (50%) of the award is forfeited. The remaining fifty percent (50%) of the award vests after five years regardless of performance. The vesting of the award may be accelerated prior to the fifth anniversary if a certain level of performance is achieved. This incentive structure focuses management attention on maximizing shareholder wealth in the long term, because the performance standards are based on the Company's stock price performance as compared to the stock price performance of that of its Peer Group.

     The Committee recently approved amendments to Mr. Dion's outstanding options and restricted stock awards, which will result in such options and restricted stock becoming immediately exercisable and free of all restrictions upon his retirement as the Company's Chief Executive Officer.

     Both restricted share awards and stock option grants were determined as a percentage of base salary, which varied with each executive's responsibilities and relative position within the Company. Restricted shares awarded in fiscal 1999 represented approximately 27% to 31% of base salary for the named executives other than Messrs. Dion and Hanneman. Messrs. Dion's and Hanneman's award of restricted stock represented approximately 45% and 19% of their base salary, respectively.

     Section 162(m) of the Internal Revenue Code generally disallows deductions to public companies for executive compensation in excess of $1 million to named executive officers. This deduction limitation does not apply to "performance-based" executive compensation. The Company's policy is to comply with the requirements of Section 162(m) and maintain deductibility for all executive compensation, except in circumstances where the Committee concludes on an informed basis, in good faith, and with the honest belief that it is in the best interest of the Company and the shareholders to take actions with regard to the payment of executive compensation which do not qualify for tax deductibility.

                           HUMAN RESOURCES COMMITTEE

                             Peter A. Nelson, Chair
                               Michael O. Maffie
                             C. Anthony Wainwright

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following tables set forth information concerning compensation of the persons named for services in all capacities to the Company and its subsidiaries for the periods indicated therein.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                 ANNUAL COMPENSATION              COMPENSATION AWARDS
                                        -------------------------------------   -----------------------
                                                                 OTHER ANNUAL    RESTRICTED                ALL OTHER
                                                                 COMPENSATION      STOCK        OPTIONS   COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR   SALARY($)    BONUS($)       ($)(1)      AWARDS($)(2)      (#)       ($) (3)
---------------------------      ----   ---------   ----------   ------------   ------------    -------   ------------
Philip J. Dion.................  1999   $500,000    $2,000,000     $23,862        $233,442(4)   20,000      $10,825
  Chairman of the Board and      1998   $500,000    $1,400,000          --        $288,750      30,000      $10,825
  Chief Executive Officer        1997   $500,000    $1,200,000          --        $216,969      29,400      $ 9,302
LeRoy C. Hanneman, Jr. ........  1999   $650,000    $  750,000          --        $120,612(5)   11,100      $ 8,316
  President and                  1998   $324,038    $  454,300          --        $354,065      37,000      $ 8,566
  Chief Operating Officer        1997   $298,077    $  362,300          --        $ 90,063      12,000      $ 8,403
Anne L. Mariucci...............  1999   $253,077    $  325,600     $ 3,728        $ 68,736(5)    7,100      $ 5,924
  Senior Vice President --       1998   $203,846    $  150,000          --        $ 82,500       8,500      $ 5,349
  Family and Country Club        1997   $189,712    $  220,000          --        $ 65,500       7,500      $ 4,858
  Communities
Frank D. Pankratz..............  1999   $248,077    $  318,700     $ 5,179        $ 68,736(5)    7,100      $ 7,733
  Senior Vice President --       1998   $245,000    $  257,500          --        $ 82,500       8,500      $ 7,380
  Sun Cities Las Vegas           1997   $245,000    $  240,500          --        $ 65,500       7,500      $ 5,494
John A. Spencer................  1999   $223,846    $  326,000          --        $ 68,736(5)    7,100      $ 8,333
  Executive Vice President and   1998   $206,154    $  229,000          --        $ 82,500       8,500      $ 7,697
  Chief Financial Officer        1997   $193,654    $  177,000          --        $ 65,500       7,500      $ 7,203

---------------
(1) Amounts represent payments of above-market interest on that compensation voluntarily deferred by the executives.

(2) At June 30, 1999, aggregate restricted shareholdings in shares (and dollars) were 40,150 ($958,581) for Mr. Dion, 22,550 ($538,381) for Mr. Hanneman,
    10,850 ($259,044) for Ms. Mariucci, 10,850 ($259,044) for Mr. Pankratz, and
    10,250 ($244,719) for Mr. Spencer.

(3) Includes fiscal 1999 contributions by the Company to the retirement savings plan of $5,000, $5,000, $4,225, $5,065, and $5,363 for Mr. Dion, Mr.
    Hanneman, Ms. Mariucci, Mr. Pankratz, and Mr. Spencer, respectively. All other amounts in fiscal 1999 represent annual life insurance premiums paid by the Company under its Key Executive Life Plans ("KELPs"), which are group life insurance plans covering the Company's key executives. Upon death or retirement, the aggregate of the annual premiums is repaid to the Company. The total coverage amounts under the KELPs are $4,359,955 for Mr. Dion and $2,811,216 for each of the other four executives named herein.

(4) Mr. Dion's awards are not subject to performance-based standards and immediately vest upon his retirement as the Company's Chief Executive Officer.

(5) The amounts represent restricted stock awards of 4,650, 2,650, 2,650, and 2,650 shares for Mr. Hanneman, Ms. Mariucci, Mr. Pankratz, and Mr. Spencer, respectively, fifty percent (50%) of which are forfeited if certain performance goals (based on comparative stock price performance) are not achieved within five years. The remaining fifty percent (50%) of the awards vest (subject to earlier vesting based on the achievement of performance goals) after five years regardless of performance.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                 ----------------------------------------------------   POTENTIAL REALIZABLE
                                 NUMBER OF     PERCENT OF                                 VALUE AT ASSUMED
                                 SECURITIES      TOTAL                                     ANNUAL RATES OF
                                 UNDERLYING     OPTIONS                                  STOCK APPRECIATION
                                  OPTIONS      GRANTED TO     EXERCISE                       OPTION TERM
                                  GRANTED     EMPLOYEES IN     OR BASE     EXPIRATION   ---------------------
NAME                               (#)(1)     FISCAL YEAR    PRICE($/SH)      DATE        5%($)      10%($)
----                             ----------   ------------   -----------   ----------   ---------   ---------
Philip J. Dion.................    20,000         5.80%        $25.938      11/04/08    $326,245    $826,770
LeRoy C. Hanneman, Jr..........    11,100         3.22%        $25.938      11/04/08    $181,066    $458,857
Anne L. Mariucci...............     7,100         2.06%        $25.938      11/04/08    $115,817    $293,503
Frank D. Pankratz..............     7,100         2.06%        $25.938      11/04/08    $115,817    $293,503
John A. Spencer................     7,100         2.06%        $25.938      11/04/08    $115,817    $293,503

---------------
(1) All options granted during fiscal 1999 vest equally over a five-year period commencing on the date of grant.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                                 NUMBER OF                   VALUE OF
                                                                SECURITIES                  UNEXERCISED
                                                                UNDERLYING                    IN-THE-
                                    SHARES                      UNEXERCISED                    MONEY
                                   ACQUIRED                     OPTIONS AT                  OPTIONS AT
                                      ON       VALUE           JUNE 30, 1999               JUNE 30, 1999
                                   EXERCISE   REALIZED              (#)                         ($)
NAME                                 (#)        ($)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                               --------   --------   -------------------------   -------------------------
Philip J. Dion...................   20,000    $227,400        310,560/78,440            $3,312,093/$260,700
LeRoy C. Hanneman, Jr. ..........    4,500    $ 43,875         69,300/53,900            $  597,148/$103,200
Anne L. Mariucci.................    4,000    $ 49,275         57,800/24,400            $  545,207/ $73,850
Frank D. Pankratz................        0    $      0         50,200/24,400            $  376,953/ $73,850
John A. Spencer..................  $ 5,000    $ 25,470         60,300/23,400            $  576,873/ $70,850

SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

     The Company has two Supplemental Executive Retirement Plans ("SERPs"):
"SERP I," effective January 1, 1986, and "SERP II," effective January 1, 1989. Under the SERPs, executive officers of the Company and its subsidiaries, as designated by the Company's Chief Executive Officer, or the Board in the case of the Chief Executive Officer, are eligible to receive benefits upon their retirement, death, disability, or termination of employment. Messrs. Dion and Spencer are participants of SERP I and Mr. Hanneman, Ms. Mariucci, and Mr. Pankratz, are participants of SERP II. Mr. Dion's benefit under SERP I is payable, without actuarial reduction, at age 55. The benefits of Mr. Spencer and Mr. Pankratz under SERP I and SERP II, respectively, are payable at age 65 and are subject to a 3% per year actuarial reduction if paid earlier. Mr. Hanneman's and Ms. Mariucci's benefits under SERP II are payable without actuarial reduction, at age 62. The following table sets forth estimated annual retirement benefits for participants of SERP I and SERP II, respectively, at a specified "average participating compensation" level (based on the participant's highest average annual total of salary and bonuses during any five calendar years out of the seven consecutive calendar years of employment with the Company that will produce the highest amount, less certain offsets) and years of service classifications:

                       SERP I                  SERP II
PARTICIPATING     YEARS OF SERVICE         YEARS OF SERVICE
COMPENSATION    ---------------------   ----------------------
    LEVEL          10      20 OR MORE      10       20 OR MORE
-------------   --------   ----------   --------    ----------
 $  150,000     $ 52,500   $  105,000   $ 45,000     $ 90,000
    250,000       87,500      175,000     75,000      150,000
    350,000      122,500      245,000    105,000      210,000
    450,000      157,500      315,000    135,000      270,000
    550,000      192,500      385,000    165,000      330,000
    650,000      227,500      455,000    195,000      390,000
    850,000      297,500      595,000    255,000      510,000
  1,050,000      367,500      735,000    315,000      630,000
  1,250,000      437,500      875,000    375,000      750,000
  1,450,000      507,500    1,015,000    435,000      870,000
  1,650,000      577,500    1,155,000    495,000      990,000

     Offsets not reflected in the above table include reductions for the equivalent of benefits received from employer contributions to the Retirement Savings Plan and certain predecessor or successor plans and 50% of the participant's maximum Social Security benefit at age 65. A participant becomes vested in retirement benefits pursuant to the SERPs at the rate of 10% per year in which the participant has been continuously employed with the Company since January 1, 1981 or their date of hire, whichever is later. In addition, Mr. Dion is credited with 1.5 years of service for each year of service with the Company after January 1, 1989. The estimated credited years of service and "average participating compensation level" at August 31, 1999 for each of the individuals named in the Summary Compensation Table is as follows: under SERP I, Mr. Dion,
22.5 years and $1,230,000; and under SERP II, Mr. Hanneman, 18.5 years and $529,000, Ms. Mariucci, 15.5 years and $344,000, Mr. Pankratz, 12.5 years and $402,000, and Mr. Spencer, 18.5 years and $335,000.

     Both SERPs contain a change of control provision that provides that if a participant is terminated within three years after a Change in Control (as defined), the participant would be fully vested, be credited with 20 years of service (or the number of years of service the participant would have as of his or her normal retirement date if less) and be deemed to be the greater of age 55 or the participant's actual age. Using these parameters, the benefit would be calculated, discounted back to the participant's actual age, and paid in an actuarial equivalent lump sum. Mr. Dion's benefit would not be discounted to his actual age but would be paid assuming he is 55 years of age.

     Benefits payable under the SERPs, other than those due to a Change of Control, are paid as follows: If the actuarial lifetime equivalent lump sum value is $200,000 or less, the benefit is paid in a lump sum. If the actuarial lifetime equivalent lump sum value is greater than $200,000, the participant can elect to be paid (i) a $100,000 lump sum payment with the remainder paid in a ten-year and certain life annuity, (ii) the entire amount in a ten-year and certain life annuity, or (iii) if requested at least two years prior to retirement or termination, a different form of payment such as a joint and survivor annuity. If Mr. Dion's employment is continued until he reaches age 55, the actuarial equivalent of his lifetime benefit will be paid in three equal annual installments plus interest on any unpaid amounts equal to the rate payable in the Del Webb Corporation Deferred Compensation Plan.

     Both SERPs allow a participant or beneficiary to elect to receive a lump sum distribution of all or a portion of the participant's unpaid benefits, subject to a 10% penalty, following a Change of Control (as defined), participant's death, or termination of employment ("Accelerated Distribution"). The 10% penalty applicable to Accelerated Distributions does not apply to distributions to Mr. Dion if his employment is continued until age 55 or if his employment is terminated by the Company without Cause (as defined), or by Mr. Dion for Good Reason (as defined), before age 55.

     The interest rate and mortality table used for purposes of determining the actuarial equivalent for the SERPs generally will be based on the tables and rates used by the Pension Benefit Guaranty Corporation (the "PBGC"). The only variation from the practice followed for the SERPs in general is that the interest rate used for Mr. Dion will be the average PBGC rate for the 36 months preceding the month in which the payments begin.

     If Mr. Dion's employment is terminated by the Company without Cause or by Mr. Dion for Good Reason before he reaches age 55, he will continue to earn benefits under SERP I until age 55, at which time his benefits will be paid in one lump sum.

EMPLOYMENT AGREEMENTS

     PHILIP J. DION. The Company employs Mr. Dion under an Employment and Consulting Agreement that provides for a minimum annual base salary of $500,000 and participation in any Company incentive compensation plan, pension or profit sharing plans, stock purchase plan or executive retirement plan. The Agreement provides that Mr. Dion will continue to serve as the Company's Chief Executive Officer and Chairman of the Board until November 30, 1999, at which time he will resign from these positions but will continue to consult with the Company. Mr. Dion will receive $200,000 per year during the two-year consulting period.

     Under his Agreement, Mr. Dion is entitled to continued health insurance coverage following the termination of his employment if his employment is continued until November 30, 1999 or if his employment is terminated before then either by the Company without Cause (as defined) or by Mr. Dion for Good Reason (as defined).

     If the Company terminates Mr. Dion's employment without Cause, or if Mr. Dion terminates his employment for Good Reason, prior to November 30, 1999, Mr. Dion will be entitled to receive his base salary, plus 16 2/3% of his base salary in lieu of employee fringe benefits. He also shall be entitled to receive a bi-weekly incentive compensation payment based on his average incentive compensation with respect to the five fiscal years prior to the fiscal year of termination. These payments will continue until November 30, 1999, at which point they will be replaced by the

$200,000 annual consulting fee until November 30, 2001. If the termination occurs prior to November 30, 1999, Mr. Dion also will receive certain additional benefits. In addition, all options and restricted stock previously granted will become immediately exercisable and free of all restrictions. If the termination occurs during the two-year consulting period, Mr. Dion will receive his consulting fees and certain expense reimbursements for the balance of the consulting period.

     If, within 24 months after a Change in Control (as defined) of the Company, Mr. Dion terminates his employment with the Company for Good Reason, or if the Company terminates his employment without Cause, he shall be entitled to special severance benefits in addition to the salary, fringe benefit and incentive compensation severance benefit described above. The sum of the special severance benefits and the benefits described above will equal the sum of (i) three times his base salary as it may be increased from time to time, (ii) three times his average incentive compensation for the five year period preceding the year of termination, and (iii) three times the imputed value of his fringe benefits. Mr. Dion also will be entitled to be reimbursed for any excise taxes imposed upon the special severance benefits and any other payments or amounts that are deemed to be contingent on a change in control, as well as any excise, income, or employment taxes imposed on these reimbursements.

     LEROY C. HANNEMAN, JR. The Company employs Mr. Hanneman under an employment agreement that provides for a minimum annual base salary of $300,000 and participation in any Company incentive compensation plan, pension or profit sharing plans, stock purchase plan or executive retirement plan maintained for senior executive officers. Mr. Hanneman's base salary for fiscal 1999 was raised to $650,000. His agreement provides for successive one year terms through June 30, 1999 and automatic successive one-year renewal terms to continue thereafter until one party provides the other party with written notice of non-renewal.

     Under his agreement, Mr. Hanneman is entitled to receive certain severance benefits if the Company terminates his employment without Cause (as defined), if Mr. Hanneman terminates his employment for Good Reason (as defined), or if his employment is terminated due to Permanent Disability (as defined). Generally, the severance benefits consist of continued salary and benefits for 12 months, an incentive compensation payment, and the vesting of any stock options, stock appreciation rights, and restricted stock that would otherwise vest within 12 months.

     The agreement contains change of control provisions, which provide him with supplemental severance benefits if, within 24 months following a Change of Control (as defined) of the Company, Mr. Hanneman terminates his employment for Good Reason (as defined) or the Company terminates his employment without Cause (as defined).These special severance benefits include a lump sum severance payment equal to (i) two and one-half times his annual base salary, as it may be increased from time to time, plus (ii) two and one-half times the greatest of
(a) the average annual incentive compensation paid to Mr. Hanneman pursuant to the Company's incentive plan with respect to the five fiscal years preceding the fiscal year in which the Change of Control occurs, or (b) an amount equal to 100% of the incentive compensation paid to Mr. Hanneman during the twelve months prior to the effective date of his termination of employment with the Company, or (c) an amount equal to Mr. Hanneman's base salary, as it may be increased from time to time, multiplied by his current target bonus percentage under the Management Incentive Plan then in effect; minus (iii) the general base salary and incentive compensation severance benefits, if any, payable pursuant to the agreement due to Mr. Hanneman's termination of employment. Under Mr. Hanneman's agreement, certain insurance benefits (life, disability, accident and group health) will be continued for 30 months if his employment is terminated as described above following a Change of Control and a lump sum payment equal to 20% of his base salary, as it may be increased from time to time, will be paid in lieu of all other fringe benefits. Mr. Hanneman also is entitled to be reimbursed for any excise taxes imposed upon him due to these change of control benefits or any other payments or amounts that are deemed to be contingent on a change of control, as well as any excise, income, or employment taxes imposed on these reimbursements. Furthermore, all options and restricted stock previously granted will become immediately exercisable and free of all restrictions.

     ANNE L. MARIUCCI. The Company employs Ms. Mariucci under an employment agreement that provides for a minimum base salary of $190,000 (which base salary was adjusted to $255,000 during fiscal 1999) and participation in any Company incentive compensation plan or executive retirement plan maintained for senior executive officers. Although the initial term of the agreement expired on June 30, 1998, the agreement automatically renews for additional one-year periods unless one party provides the other party with written notice of non-renewal.

     Under the agreement, Ms. Mariucci is entitled to receive certain severance benefits if the Company terminates her employment without Cause (as defined), or if Ms. Mariucci terminates her employment for Good Reason (as defined), or if her employment is terminated due to Permanent Disability (as defined). Generally the severance benefits consist of continued salary and benefits for 12 months, an incentive compensation payment, and the vesting of stock options and restricted stock that would otherwise vest within 12 months.

     The agreement contains change of control provisions which are substantially similar to the provisions contained in Mr. Hanneman's employment agreement described above.

CHANGE OF CONTROL AGREEMENTS

     The Company also has change of control agreements with Messrs. Pankratz and Spencer. These change of control agreements provide that, upon the termination of the officer's employment by the Company within twenty-four months after a Change of Control (as defined) of the Company, a lump sum payment will be made equal to (i) two times the highest annual base salary in effect at any time during the 12 months prior to termination; (ii) the greater of all bonuses paid during the 12 months prior to termination or the current target bonus under the management incentive program then in effect; and (iii) 20% of the termination salary in lieu of fringe benefits. In addition, all options and restricted stock previously granted will become immediately exercisable and free of all restrictions. Messrs. Pankratz and Spencer also are entitled to be reimbursed for any excise taxes imposed upon them due to these change of control benefits or any other payments or amounts that are deemed to be contingent on a change of control, as well as any excise, income, or employment taxes imposed on these reimbursements.

                               PERFORMANCE GRAPH

     The following graph compares the five-year cumulative total shareholder return on the Company's Common Stock to total returns on the Standard & Poor's 500 Stock Index and a composite index of peer group corporations in the homebuilding industry (the "Composite Index").

     The Composite Index of peer group corporations includes Centex Corporation; D.R. Horton; Hovnanian Enterprises, Inc.; Kaufman & Broad Home Corporation; Lennar Corporation; Pulte Corporation; The Ryland Group, Inc.; Standard Pacific Corp.; and Toll Brothers, Inc. (collectively, the "Peer Group"). The Composite Index is consistent with the peer group used in the Company's 1998 Proxy Statement.

     The graph assumes that the value of the investment in the Company's Common Stock, the S&P 500 Index, and the Peer Group companies each was $100 on June 30, 1994, and that all dividends paid were reinvested. The Peer Group is weighted by market capitalization.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                 AMONG DEL WEBB CORPORATION, THE S&P 500 INDEX,
                               AND THE PEER GROUP
[DEL WEBB COMPARISON CHART]

                                                        DEL WEBB
                                                       CORPORATION                 PEER GROUP                   S & P 500
                                                       -----------                 ----------                   ---------
6/94                                                       100                         100                         100
6/95                                                       149                         107                         126
6/96                                                       130                         115                         159
6/97                                                       107                         142                         214
6/98                                                       172                         268                         279
6/99                                                       159                         227                         342

                             PRINCIPAL SHAREHOLDERS

     To the best of the Company's knowledge, the following are beneficial owners of more than 5% of the Company's Common Stock. In preparing the table below, the Company has relied, without further investigation, on information filed by the following reporting persons with the Securities and Exchange Commission under the Securities Act of 1934. The Company makes no representations as to the accuracy or completeness of the information reported.

               NAME AND ADDRESS                 AMOUNT AND NATURE OF    PERCENTAGE
             OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP    OF CLASS(1)
             -------------------                --------------------    -----------
Dimensional Fund Advisors Inc.(2).............         957,188              5.25%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Citigroup Inc.(3).............................       1,926,602             10.57%
153 East 53rd Street
New York, NY 10043

---------------
(1) Based upon the number of shares of Common Stock outstanding and entitled to be voted at the Annual Meeting as of the Record Date.

(2) Schedule 13G, filed with the Securities and Exchange Commission on February 11, 1999, by Dimensional Fund Advisors Inc., reports Dimensional Fund Advisors Inc. has sole dispositive and voting power with respect to all such shares.

(3) Amendment No. 7 to Schedule 13G, filed with the Securities and Exchange Commission on January 22, 1999, by Citigroup Inc. and certain affiliated entities, including Salomon Smith Barney Holdings, Inc. and Mutual Management Corp., reports shared dispositive and voting power with respect to all such shares.

                   SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth, as of August 31, 1999, certain information regarding beneficial ownership of the Company's Common Stock by each director, the Company's five most highly compensated executive officers, and the directors and executive officers of the Company as a group.

                                                        AMOUNT OF           PERCENT
               BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP(1)    OF CLASS
               ----------------                  -----------------------    --------
D. Kent Anderson...............................            12,397                *
Philip J. Dion.................................           400,594(2)          2.16%
LeRoy C. Hanneman, Jr..........................          121,204*                *
Michael O. Maffie..............................             3,002                *
Anne L. Mariucci...............................            97,319                *
J. Russell Nelson..............................             8,484                *
Peter A. Nelson................................            15,002                *
Frank D. Pankratz..............................            94,970                *
Michael E. Rossi...............................             5,002                *
Glenn W. Schaeffer.............................             3,002                *
John A. Spencer................................            96,342                *
C. Anthony Wainwright..........................             8,818                *
Sam Yellen.....................................            17,246                *
Directors and executive officers as a group (16
  persons).....................................         1,046,004             5.52%

---------------
 * Less than 1% of the issued and outstanding shares of Common Stock of the Company.

(1) Lists voting securities, including restricted stock held by directors and officers over which the officers have voting power but no investment power. Otherwise, each director or officer has sole voting power and investment power over the shares reported, except as noted. This column also includes the following shares that may be acquired pursuant to options exercisable within 60 days: 12,397 shares for Mr. Anderson; 310,560 shares for Mr. Dion; 69,300 shares for Mr. Hanneman; 2,002 shares for Mr. Maffie; 57,800 shares for Ms. Mariucci; 8,384 shares for Dr. J. R. Nelson; 8,002 shares for Mr. P. Nelson; 50,200 shares for Mr. Pankratz; 5,002 shares for Mr. Rossi; 2,002 shares for Mr. Schaeffer; 60,300 shares for Mr. Spencer; 8,002 shares for Mr. Wainwright; 16,246 shares for Mr. Yellen; and 725,047 shares for directors and executive officers as a group.

(2) Includes 40,150 shares held in a trust for the benefit of Mr. Dion and his wife, and 49,884 shares held by PDJ Investments Limited Partnership, an Arizona limited partnership, which is owned by Mr. Dion, his wife, and children.

                                   PROPOSAL 2
              RATIFICATION OF APPOINTMENT OF PRINCIPAL INDEPENDENT
            PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JUNE 30, 2000

     The Board of Directors, on the recommendation of the Audit Committee, has appointed KPMG LLP as the firm of independent certified public accountants to audit the books and accounts of the Company and its consolidated subsidiaries for the year ending June 30, 2000, subject to ratification by shareholders.

     A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions by shareholders.

     Shareholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the election, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such an appointment would be in the best interest of the Company and its shareholders.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE "FOR" RATIFICATION OF PROPOSAL 2.

                                 OTHER MATTERS

     The proxies are being solicited by order of the Board of Directors of the Company, and the cost of such solicitation will be borne by the Company. Directors, officers or employees of the Company may solicit proxies by telephone or in person without additional compensation. Arrangements may be made with brokerage firms and nominees to mail proxy material to beneficial owners, and the Company may reimburse brokers for their expenses and postage on the scale established by the New York Stock Exchange. The Company has arranged for Beacon Hill Partners, Inc. to assist in the solicitation of proxies, at an anticipated cost of approximately $3,000 plus reasonable out-of-pocket expenses.

     The Company's Annual Report for the fiscal year ended June 30, 1999, which includes financial statements, is being mailed concurrently to all shareholders of record as of September 7, 1999. It is not to be regarded as proxy soliciting material.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Directors, officers, and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of these reports furnished to the Company or written representations that no reports were required, the Company believes that during fiscal year 1999, all of the Company's directors, officers, and greater than 10% shareholders complied with these requirements, except John H. Gleason, an executive vice president, inadvertently filed his initial report on Form 3 sixteen days late.

                     SHAREHOLDER NOMINATIONS AND PROPOSALS

     Subject to certain requirements contained in the Company's Bylaws, a shareholder of record may propose the nomination of someone for director by written notice to the Secretary of the Company. Such notice must contain certain information concerning the nominee and the shareholder making the nomination and must be timely given, as described in the Company's Bylaws. A nomination that does not comply with the above procedure will be disregarded.

     Shareholder proposals for the 2000 Annual Meeting must be received at the principal executive offices of the Company, 6001 North 24th Street, Phoenix, Arizona 85016, not later than May 31, 2000, to be considered for inclusion in the 2000 Proxy Statement. Proposals to be presented at the Annual Meeting that are not intended for inclusion in the Proxy Statement must be submitted in accordance with applicable provisions of the Company's Bylaws.

     Shareholders are urged to mark, sign, date, and mail the proxy in the enclosed envelope, postage for which has been provided for mailing in the United States. Or, if possible, vote your proxy by telephone using the toll-free number on your proxy card. Your prompt response is appreciated.

                                          DONALD V. MICKUS

                                          Vice President, Secretary
                                                and Treasurer

Dated: September 28, 1999

PROXY                         DEL WEBB CORPORATION                         PROXY

               ANNUAL MEETING OF SHAREHOLDERS -- NOVEMBER 4, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Philip J. Dion, Robertson C. Jones and Donald V. Mickus and each of them, proxies with full power of substitution and revocation, acting unanimously and voting or if only one is present and voting then that one, to vote, as designated below, all shares of Common Stock of Del Webb Corporation held of record by the undersigned on September 7, 1999, at the Annual Meeting of Shareholders to be held on November 4, 1999, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 BELOW.

1. Election of four directors to Class III of the Board of Directors (Check one box only):

       [ ] FOR all nominees listed below
            (except as marked to the contrary below):

       [ ] WITHHOLD authority to vote for all nominees listed below.

PHILIP J. DION    MICHAEL O. MAFFIE      J. RUSSELL NELSON      PETER A. NELSON

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, check the "FOR all nominees" box above and write that nominee's name in the space provided below.)

     ___________________________________________________________________

2. Ratification of the appointment of KPMG LLP as the principal independent public accounting firm of the company for the year ending June 30, 2000.

              FOR ______      AGAINST ______        ABSTAIN ______

3. In the proxies' discretion on such other matters as may properly come before the meeting on any adjournments thereof.

                     PLEASE SIGN AND DATE THE REVERSE SIDE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.


                                            Dated ________________________, 1999


                                            ____________________________________
                                                         (Sign Here)

                                            ____________________________________
                                                (Sign Here, if Held Jointly)

                                            Please sign EXACTLY as your name
                                            appears hereon. When signing as
                                            attorney, executor, administrator,
                                            trustee or guardian, please give
                                            full title. If more than one
                                            trustee, all should sign. All joint
                                            owners should sign. If a
                                            corporation, sign in full corporate
                                            name by president or other
                                            authorized officer. If in a
                                            partnership, sign in partnership
                                            name by authorized person.

                                            ____ Please check if you plan to
                                                 attend the shareholder meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.